Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-263340, 333-253085, 333-268277, 333-271944 and 333-275549) pertaining to the 2021 Incentive Award Plan, the 2021 Employee Stock Purchase Plan and the 2022 Employment Inducement Award Plan; and Registration Statements (Form S-3 No. 333-263370 and 333-269508) of our report dated March 14, 2024, with respect to the consolidated financial statements of Terns Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Terns Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Jose, California

March 14, 2024